UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, “Harvest”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On May 9, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES DELIVERS LETTER TO GREEN DOT SHAREHOLDERS

Condemns Green Dot Board for Initiating an Unprofessional, Transparent and Desperate Smear Campaign Against Harvest’s Highly Qualified Director Nominees

Disturbed that the Green Dot Board Would Resort to Such Amateurish and Unprincipled Tactics to Sway Votes in this Election Contest

Green Dot Clearly Does Not Believe it Can Win this Election Contest on Merit – Why Else Would Mr. Streit and the Board Risk Engaging in Such Untruthful and Shameful Personal Attacks?

Harvest Comments on Green Dot’s First Quarter Earnings Results

Urges Shareholders to Ignore the Distracting Propaganda and Vote the GREEN Proxy Card to Elect Harvest’s Three Independent, Experienced and Highly Qualified Director Candidates -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston

SAN FRANCISCO, CA – May 9, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, announced today that it has delivered an open letter to its fellow Green Dot shareholders. In the letter, Harvest condemns Green Dot for launching an exceedingly unprofessional and desperate smear campaign against Harvest’s highly qualified, independent nominees and urges its fellow shareholders to see through the Company’s distasteful propaganda and focus on the real and critical operational issues and opportunities facing the Company when voting in this election contest.

The full text of Harvest’s Letter to its Fellow Shareholders follows:

Dear Fellow Green Dot Shareholders:

It Is Time for Real Change at Green Dot

Ignore the Company’s Desperate Smear Campaign and Focus on the Facts

Vote the GREEN Proxy Card Today

The 2016 Annual Meeting (the “Annual Meeting”) of Green Dot Corporation (the “Company”) is less than two weeks away. We appreciate the tremendous level of support we continue to receive from you in this election contest. As shareholders, collectively, we have an exciting opportunity to turn over a new leaf at Green Dot and elect a slate of extremely qualified director candidates who are deeply committed to putting Green Dot back on track for long-term value creation and holding long-tenured, entrenched Board members and the chronically-underperforming Chairman, President, and CEO, Steve Streit, accountable for years of value destruction.

Harvest delivered its first private letter to Green Dot’s Board on March 23, 2015. For more than a year, through many private and public correspondences, we have conscientiously avoided personal attacks in order to squarely focus on the long-term facts supporting the need for leadership change: chronic shareholder value destruction, poor execution against major strategic initiatives, Steve Streit’s misleading and untruthful shareholder communications, and a culpable, inexperienced Board that enables Mr. Streit’s fiefdom-like autocratic leadership.

Unfortunately, since the current Board does not believe it can win on the merits, the Company has recently resorted to highly unprofessional and unethical personal attacks against our director nominees that are clearly based on misleading gimmicks and false information. Rather than focus on the facts, Green Dot has instead launched a smear campaign in an attempt to discredit our nominees and distract shareholder attention from the Board and Mr. Streit’s own failures. We have a high level of confidence that shareholders will see through the Board’s last ditch effort to combat widespread support for Harvest’s campaign and further entrench the destructive status quo. Apparently it was not enough for the current Board to disenfranchise shareholders by unilaterally appointing three new directors during this election contest or attempting to grossly mislead shareholders about the Company’s weak performance and execution. The current Board’s reprehensible tactics make us all the more convinced that real leadership change is immediately required at Green Dot.

Make no mistake about it, we will not lower ourselves to these sort of unprincipled tactics that are wholly unbecoming of a public company board of directors, nor will we be deterred from our mission of providing shareholders with a democratic forum that will unequivocally serve as a referendum on Mr. Streit’s unacceptable performance. We do, however, feel compelled to provide documented facts that demonstrate the breadth and degree of the Company’s effort to disingenuously smear Harvest’s highly qualified director nominees, whose only role in this campaign has been their selection by Harvest for their relevant expertise, experience, and willingness to stand for election as shareholder representatives.

If our nominees are elected, it will demonstrate an irrefutable vote of no confidence in Green Dot’s current leadership, which would make it incumbent upon any Board working for, and listening to, its shareholders to address the toxic and unsuitable “tone at the top.” Harvest is aware of several proven, world-class executives, who are excited about the opportunity to lead Green Dot and could be quickly installed by an independent Board to finally put Green Dot on a sustainable path of value creation and honest communication.

Ask Yourself, If the Facts in this Election Contest Were in Their Favor, Would Mr. Streit and the Board Really Have Engaged in Such a Hapless and Disingenuous Smear Campaign?

Throughout this campaign we have kept our communications with you focused on the facts, the Company’s business and financial performance, and our proposals to best position Green Dot for the future so that you can objectively choose the best slate of director nominees. Unlike the current CEO and Board, we have no interest in engaging in personal attacks to gain votes in this election contest. We are confident that our fellow shareholders will see through the Company’s tactless propaganda and instead focus on the real and critical operational issues and opportunities facing Green Dot. It is unfortunate that Mr. Streit and his Board have refused to take a fact-based approach to their campaign. Instead, the Company has pursued a strategy premised on attempting to re-write and alter historical facts, and now, recklessly impugning the character of Harvest’s three highly qualified director nominees to distract your attention away from the core issues we have raised.

Green Dot has scrambled to create the illusion of positive governance changes, such as introducing “performance-based” compensation (Mr. Streit is still awarded millions of dollars if Green Dot’s stock price underperforms 75% of the market), and adding three new directors to the Company’s Board (who were unilaterally appointed just six weeks prior to a shareholder vote). The fact remains, however, that Mr. Streit and the current Board have taken these gratuitous actions to avoid any meaningful change at Green Dot. Ask yourself whether these so-called improvements have really changed anything at Green Dot or are Mr. Streit and the incumbent Board just perpetuating the status quo.

Green Dot’s sensationalized mischaracterization of Harvest’s nominees through false statements that can be easily fact-checked, and the unethical use of “quotations” around fabrications that were never written or stated is careless and unprofessional. That Green Dot purposefully included unflattering photos of our nominees in its presentation materials exemplifies the Board’s childish conduct and undermines its own credibility.  Additionally, we believe Green Dot’s liberal use of out-of-context snippets from social media and anonymous quotations with endnote attributions that are also anonymous, only strengthens Harvest’s argument that Green Dot’s CEO and Board operate free of accountability and will say and do anything, regardless of its validity, to sway your vote and protect the status quo. The Board, who has a fiduciary duty to protect independent shareholders, has failed to rectify Green Dot’s toxic “tone at the top” and repeatedly enabled Mr. Streit’s unprofessional behavior. We urge you not to be misled and to review the facts and circumstances in making your voting decisions regarding the future leadership of Green Dot.

While we will not engage with Mr. Streit in juvenile and unproductive exchanges, we would be remiss if we failed to set the record straight regarding several of Green Dot’s most deceitful, hypocritical and outlandish defamations of character, as well as Mr. Streit’s newest salesman-like distortions. For a fact-based analysis on Green Dot’s Class III Directors, Harvest’s director nominees, and Mr. Streit’s long history of execution mistakes, financial forecasting errors, and misleading and unethical investor communications, we would encourage all shareholders to review our most recent presentation from April 27, 2016, titled “The Path Towards Shareholder Value Begins with a New “Tone at the Top,” (www.fixgdot.com).

GREEN DOT’S SHAMEFUL SMEAR CAMPAIGN:

Setting the Record Straight on Highly Qualified Harvest Nominee Nino Fanlo

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Green Dot states that Mr. Fanlo was “sued in U.S. Federal Court” by shareholders. Green Dot fails to mention this was a generic shareholder complaint, filed in 2009 against a Mortgage REIT at the depths of the financial crisis, and it was subsequently dismissed. Green Dot also fails to disclose that Mr. Fanlo was one of sixteen named defendants, a list which included the former Chairman and CEO of Wells Fargo, the former Chairperson for the Council of Economic Advisors and current Dean of Columbia Business School, the current COO of Kleiner Perkins Caufield & Byers, and the current head of KKR’s Global Capital Markets and Asset Management Group. Further, we find it ironic that the Green Dot Board would assert that a shareholder complaint makes Mr. Fanlo unsuitable to serve as a director, considering Mr. Streit was sued not once, but TWICE, by shareholders in United States District Courts for claims that he violated Federal Securities Laws. Mr. Streit was unsurprisingly accused of making “false and/or misleading statements [that] had the cause and effect of creating in the market an unrealistically positive assessment of the Company and its financial well-being and prospects.”1

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Green Dot cites anonymous sources in an attempt to disparage Mr. Fanlo’s character. Harvest chose to contact a real person, Tracy L. Collins, who served on KKR Financial’s Board of Directors from 2006-2014 to comment on Mr. Fanlo. Ms. Collins wrote to Harvest, “Nino guided KKR Financial through historically difficult economic times. The higher quality portfolio and the depth of his team he built around him allowed the company to not just survive, but to recover, when so many others pursuing similar strategies failed.”

Setting the Record Straight on Highly Qualified Harvest Nominee Phil Livingston

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Green Dot alludes to “two lawsuits” involving Phil Livingston. Green Dot fails to disclose that these lawsuits are redundant, name six different defendants, and represent generic proxy contest litigation. We find it ironic that Green Dot’s Board would attack Harvest’s nominees for generic business litigation considering a third party investigation found Kenneth Aldrich, Green Dot’s Lead Independent Director and Chair of both the Compensation and Nominating and Corporate Governance Committees, has been associated with at least FOURTEEN lawsuits.

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Green Dot asserts Mr. Livingston is not the COO of UASUSA, citing an anonymous “press spokesperson.” Aside from attempting to undermine Mr. Livingston, it is unclear why Green Dot would make such a specious allegation. Mr. Livingston’s signed and accepted employment letter with UASUSA unequivocally states, “UASUSA is pleased to offer you the position of Chief Operating Officer. You will be responsible for marketing, sales, finance, administration and operations.” Harvest has posted the relevant section of Mr. Livingston’s employment letter as well as his UASUSA business card to www.fixgdot.com.

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Green Dot questions Mr. Livingston’s status as a CPA. As Green Dot should be well aware, Mr. Livingston elected not to renew his CPA license in California and as a result it expired after 21 years. Harvest’s proxy materials have never claimed Mr. Livingston is a currently licensed CPA. This silly attack on Mr. Livingston is again ironic, considering in Green Dot’s proxy solicitation materials, the Company states that Audit Committee Chairman, Timothy Greenleaf, is a tax attorney while conveniently omitting that he has maintained an “inactive” license and has not been permitted to practice law in California for almost a decade.2 Harvest has factually documented Mr. Greenleaf’s Board-related shortcomings in our presentations, but had previously chosen not to focus on the deeply concerning fact that an appellate court found Mr. Greenleaf, while serving as a tax attorney, had engaged in “intentionally misleading conduct” and was accused of “altering [a document] in a deceptive manner” and burying the modifications.3 Harvest believes this type of behavior from Mr. Greenleaf, which does not appear to be isolated, is inappropriate for an Audit Committee Chair, especially at a company as highly regulated and politically sensitive as Green Dot. Harvest will refrain from sharing any additional concerns about Mr. Greenleaf outside of his performance as a Green Dot director, which we believe speaks for itself.

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Regarding Mr. Livingston’s role as CEO of Ambassadors Group, Green Dot fails to highlight that he was tasked by dissident shareholders to either turn around a broken business, whose stock had declined by approximately 90% prior to his arrival, or pursue strategic alternatives. Mr. Livingston determined that dissolving the broken business and distributing excess cash was in the best interests of shareholders, which shareholders supported with 99.9% of votes “FOR” this proposal.4 In addition to distorting the facts, Green Dot includes a fictitious stock chart in its presentation that overstates Ambassadors Group’s stock price decline by using an end value of $1.75, when $2.85 was distributed to shareholders at dissolution.5

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In its unprofessional and desperate attack on Mr. Livingston, Green Dot creatively distorts and cites completely out of context social media posts in a manner that is nothing short of appalling. Mr. Livingston, like tens-of-millions of consumers, has used social media to shine a spotlight on poor customer service. He also highlighted the need for increased diversity in law enforcement and in the entertainment industry. His comments called for more media attention on topics such as police violence against African-Americans. For Green Dot to impugn Mr. Livingston’s character based on manipulated, out of context social media snippets, is unconscionable considering his outstanding character and reputation as a high integrity, shareholder-focused operator. As Green Dot’s largest shareholder, Harvest is disappointed that the Board would approve such distasteful and erroneous representations of Mr. Livingston.

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Relating to Mr. Livingston’s professional qualifications, we would simply point investors to his impressive track record in operations across a diverse set of industries, which includes significant finance and accounting credentials, as well as experience in executive transitions. Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment, as well as the Chairman of multiple public company Audit Committees. He was the President of Financial Executives International, one of the leading professional associations of chief financial officers and controllers, and he also served on the Advisory Board of Financial Accounting Standards Board and the Advisory Board of International Accounting Standards Board. Mr. Livingston is a current member of the American Institute of CPAs (AICPA). His credentials and integrity speak for themselves.

Setting the Record Straight on Highly Qualified Harvest Nominee George Gresham

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Green Dot stated that it offered to appoint George Gresham directly to the Board “in an effort to help settle the proxy contest.” First, George Gresham is an outstanding director nominee, which seems indisputable considering Green Dot recruited Mr. Gresham for its previously vacant CFO role and to join its Board. However, to be unmistakably clear, Green Dot never negotiated with Harvest for a settlement involving Mr. Gresham. To the contrary, Green Dot approached Mr. Gresham duplicitously, without Harvest’s knowledge, in an effort to remove him from our slate. After Mr. Gresham respectfully declined Green Dot’s direct overture intended to undermine Harvest’s campaign, the Board unilaterally appointed three new directors without a shareholder vote.

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Green Dot calls Mr. Gresham “an architect of NetSpend’s overdraft fee plan that is now the subject of pending regulation.” Setting aside the absurdity of Green Dot’s characterizations about NetSpend and overdraft in general, their statement is factually incorrect. The NetSpend overdraft plan was in place and operating when Mr. Gresham joined NetSpend in May 2010 and he played no role in its design or implementation.

You Can’t Afford to Believe What Mr. Streit Is Telling You

Do not be distracted by Green Dot’s disgraceful rhetoric aimed squarely at misdirecting blame for Mr. Streit’s track record of value destruction. Neither the Board nor Mr. Streit can conceal the plain truth regarding the Company’s disastrous long-term financial performance. Mr. Streit is trying to protect himself and the positions of two fellow long-tenured, underperforming directors by distorting the truth and trying to confuse shareholders about the facts. Consider the following:

Mr. Streit’s Distortion: Mr. Streit states throughout his presentation that Green Dot’s recent stock price increase is due to investors applauding the Company’s six-step plan and target of $1.75 in 2017 adjusted EPS, introduced during an investor presentation on December 2, 2015, stating “Green Dot’s stock has appreciated 35% since management publicly disclosed its new growth initiatives on December 2, 2015, prior to the Harvest 13D filing… [Harvest] has not put forward any coherent strategic plan…of the plans that Harvest does propose, they appear to be a copy of those plans announced and put into action by the Company prior to Harvest’s 13D filing.”

Fact: As a consummate salesman, Mr. Streit repeatedly attempts to re-write history, while twisting statements and facts into a new narrative to conveniently fit his agenda. In Green Dot’s presentation from 12/2/15, there is not a single reference to a six-step plan or $1.75 EPS target. This six-step plan and $1.75 EPS target were first disclosed to investors on February 24, 2016, concomitant with Green Dot’s Q4’15 earnings call, and one full month after Harvest released its public letter and presentation outlining a path to create long-term shareholder value. In fact, between 12/2/15 (the date Mr. Streit inaccurately claims he introduced his six-step plan) and 1/19/16 (the day Harvest crossed the 5% beneficial ownership threshold), Green Dot’s stock price declined by 7%. Between 1/19/16 and 2/24/16, after Harvest released its plan but before Green Dot adopted many of our proposals in its six-step plan, the Company’s stock price increased by 23%. The facts are straightforward: Green Dot’s recent stock price increase has been due to Harvest’s proposals and demand for a change in the toxic “tone at the top,” despite Mr. Streit’s thinly-veiled attempt to claim credit for Harvest’s well-researched plan as his own.

Mr. Streit’s Distortion: Green Dot’s stock price decline since its IPO was due to several factors outside its control, namely:

1)	A lofty IPO valuation
2)	Increased competition, loss of exclusivity at major retail partners, and tightened risk controls
3)	Forced MoneyCard price reductions by Walmart, and
4)	The carefully planned and executed removal of MoneyPak

Fact: In blaming multiple outside factors for Green Dot’s poor stock performance, we believe Mr. Streit is carelessly attempting to re-write his poor strategic decisions and execution that Harvest has meticulously documented. Further, we believe such statements are insulting to Green Dot’s IPO investors, and more importantly, we believe Mr. Streit’s public criticism of Green Dot’s largest customer is grossly negligent.

1)
By blaming Green Dot’s stock price decline on “a lofty IPO valuation,” Mr. Streit is effectively stating that management and its investment bankers overpriced its IPO at $36.00 and then further overpriced its secondary offering at $61.00.  Insiders sold approximately $425 million of stock across the two offerings.

2)
Nearly every company in America faces competition. As we have previously argued, good management teams proactively anticipate and prepare for competition. NetSpend sure did. Implying that Green Dot warned investors about increased competition is an excuse that provided minimal comfort to long-term shareholders and sell-side analysts who endured a 61% single day stock price decline. Even more perverse, Mr. Streit is now attempting to re-write history portraying himself as a savior for notifying shareholders that Green Dot had lost all-important retail exclusivity, when in fact he had previously downplayed the importance of such exclusivity. Consider the Company’s comments before and after Green Dot’s Q2’12 earnings call:

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ORIGINAL: 10/27/11 – “I think what’s probably most important to note is that not all of our retailers are exclusive, nor have they ever all been exclusive. And yet, even in the ones where we’re not contractually exclusive, it’s common and typical that they would still sell only our products anyhow.”

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REVISION: 11/14/12 – “If we looked back about 12 months, four of our top five retail distribution partners were exclusive, governed by long-term contracts, and now today, really only one of those top five are still exclusive.”

Rather than proactively address potential competitive threats through new distribution channels and product innovation, Mr. Streit downplayed competition to investors and failed to anticipate the arrival and impact of new market entrants. While Mr. Streit can attempt to re-write the historical narrative, shareholders cannot re-write their losses.

3)
We believe Mr. Streit’s accusatory comments towards Walmart are symptomatic of his toxic management style, which Harvest has documented at length. Rather than accept responsibility for a poor strategic decision, Mr. Streit publicly denigrated his most important customer. Aside from Mr. Streit blaming Green Dot’s largest customer for unsatisfactory changes to MoneyCard, it is fair to ask “If Mr. Streit did not believe lower MoneyCard prices would stimulate card usage and lead to greater overall revenue, why did he explicitly communicate this expectation to investors?”

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10/31/13 – “We believe that the breadth of these new [MoneyCard] offerings, together with the wider variety of value based pricing plans and the more substantial in-store placement designed to showcase these new products, presents the opportunity for increased revenue and expanded margins going forward.”

4)
In Harvest’s presentations, we meticulously detail why we believe Mr. Streit’s removal of MoneyPak, while a sound long-term strategy, was poorly executed, hastily implemented, and inaccurately communicated to both the retail distribution channel and shareholders. Mr. Streit’s suggestion that he spent months carefully planning and analyzing the removal of MoneyPak is preposterous, and flies in the face of his original guidance to investors that MoneyPak was “not really a material driver of revenue and a less material driver of EBITDA,” which of course preceded MoneyPak expectations being negatively revised in every quarter of 2015.6

Mr. Streit’s Distortion: “[Green Dot] successfully diversified and grew its business by making several highly accretive acquisitions that diversified revenue and increased market share.”

Fact: Since Green Dot’s IPO, Mr. Streit has spent $507 million on multiple acquisitions.7 We believe there have been material disappointments involving every transaction.

•
In 2012, Green Dot purchased eCommLink with the stated goal, which Harvest supported, of transitioning processing in-house. We believe Green Dot spent at least $10 million annually on this project. In 2015, Mr. Streit abandoned the Company’s long-term in-house processing strategy.

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In 2012, Green Dot spent $43 million to purchase Loopt. This was a dilutive related party transaction, as Sequoia Capital was the largest shareholder of both companies and held seats on both boards. The acquisition was originally portrayed as a revenue generator, “while we’re still in the early stages of integration and our assumptions could change, we expect the Loopt acquisition to be accretive beginning in 2013.”8 Now, Mr. Streit is attempting to recast the deal as a cost saving transaction, “[Loopt] is driving millions of dollars of savings in 2016.”

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In 2014, Green Dot spent $320 million in cash and stock to purchase Santa Barbara Tax Products Group (“TPG”).9 The transaction was poorly structured, with Green Dot issuing 6.1 million undervalued shares when low cost debt was available. Since the transaction closed, TPG revenue has been consistently revised lower and Mr. Streit has not delivered on promised revenue synergies.

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In late 2014 and early 2015, Green Dot spent $87 million to acquire Achieve Card and AccountNow.10 Mr. Streit initially withheld disclosing both acquisitions to investors, while claiming the revenue contributions were organic. Only after a 25% two-day stock price decline and significant confusion reconciling management’s 2015 guidance did the Company disclose these two companies would account for more than 10% of projected revenue.

Mr. Streit’s Distortion: “Green Dot has materially out-performed our Prepaid Industry Peer Group. The Harvest Peer group does not accurately portray the companies that Green Dot considers its prepaid industry.”

Fact: We are genuinely surprised Mr. Streit would even attempt to defend Green Dot’s stock price performance, let alone manipulate the data. Consider the following facts:

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Contrary to Green Dot’s statement, Harvest took no liberties in defining Green Dot’s peer group. We utilized the Board’s self-selected peer group as defined in the Company’s 2014 Proxy Statement (“Original Peer Group”) and 2015 Proxy Statement (“Revised Peer Group”).

•	Green Dot is now stating the Board’s self-selected peer group from 2014 and 2015, which Harvest used in our analysis, “does not accurately portray” its peers.
•	In its presentation, the Board is including the significant year-to-date Harvest-affected price increase when analyzing Green Dot’s relative and overall performance.
•
Over the last one, two, and five year periods ending 12/31/15, Green Dot underperformed its original self-selected Peer Group by 31%, 53%, and 274%, respectively, while underperforming its revised peer group by 18%, 33%, and 184%, respectively.11

•	Green Dot’s stock price declined 71% in the five years ending 12/31/15.

Harvest’s Comments on Green Dot’s First Quarter Earnings Results

Mr. Streit’s statement that “Q1 was a fabulous quarter for Green Dot in every way with strong performance from all our diversified business lines,” is inconsistent with fundamental analysis of the financial results. Despite the financial engineering and guidance gamesmanship in Q1’16, (i) Green Dot’s revenue, EBITDA, per share earnings and active cards all declined year-over-year, (ii) Walmart revenue declines accelerated, (iii) the Company achieved none of the TPG synergies shareholders were promised, while we believe the CEO of TPG resigned, (iv) operating expenses continued to increase, and (v) the company guided Q2’16 revenue, EBITDA, and Adjusted EPS well below consensus estimates, marking the tenth consecutive quarter that Green Dot has missed or guided below consensus estimates. While Mr. Streit stated the weak guidance was a timing issue caused by revenue in Q1 that was pulled from Q2, we would point out that Green Dot’s 1H’16 profitability guidance for EPS ($0.99) and EBITDA ($106.3 million) was below the prevailing 1H’16 consensus estimates ($1.07 & $109.4 million) prior to the Company’s Q1 report.12

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Tax Products Group Continues to Underperform: When Green Dot announced its acquisition of TPG, Mr. Streit emphasized revenue synergies could be realized in 2016 by cross-selling Green Dot prepaid cards to TPG tax refund customers.  After TPG revenue declined by 20% in 2015,13 Mr. Streit assured investors this type of performance was not a trend and he was confident the Company was in position to re-acquire lost revenue in 2016 as revenue synergies were realized.   As recently as November 2015, Mr. Streit stated, “We’re pleased to let you know that our goal of generating revenue synergies from the TPG acquisition is expected to begin to play out in 2016.”  On the Q1’16 conference call, Mr. Streit admitted revenue from TPG, which had already declined materially in 2015, will remain flat in 2016.

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TPG CEO Resigned or was Terminated: We believe the CEO of TPG, Bill Maher, either resigned or was terminated. While Mr. Streit alludes to potential disruption if he is removed as CEO, Harvest would point out that Mr. Maher would mark at least the 10th senior executive to depart from Green Dot in the last few years.

•
Walmart Revenue Decline Re-Accelerated: After Green Dot’s 2013 MoneyCard refresh failed to spur growth, which Mr. Streit is now blaming on Walmart, the Company rolled out a new suite of products in February, 2016. How have customers responded? Walmart revenue declined by 10% in Q1’16, which is a negative reacceleration from the 2% decline in Q4’15.

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Recent Uber “Win” May be a Loss for Shareholders: Mr. Streit promoted an expanded partnership with Uber whereby Green Dot will extend “Instant Pay” functionality to debit cards issued by any bank. Based on our research, we believe this new “win” was due to negative feedback and limited adoption in the original Uber GoBank pilot. Now, Uber drivers who already have a bank account have the option to receive “Instant Pay” into their current account, which eliminates the need for a GoBank account.

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Green Dot’s Expense Structure Continues to Grow: In Green Dot’s April 18, 2016 letter to shareholders, the Company stated that $13 million of cost savings were achieved in 2015 and management expects millions more in savings in 2016. We are unclear where these savings accrued considering compensation & benefits and general & administrative expenses grew $77 million, or 34% in 2015.14 These expense lines grew another 5% year-over-year in Q1’16 despite revenue declining.

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Revenue per Card Growth Due to Retroactive Monthly Fee Increase: While Mr. Streit stated Q1’16 results did not benefit from Green Dot’s new products, he chose to withhold disclosing that Green Dot raised monthly fees on its existing portfolio, which we believe significantly aided Q1’16 results. Based on fee increases on our Green Dot cards and comments on Consumer Affairs’ website, we believe Green Dot began selectively raising monthly fees on Green Dot branded products in December 2015. While we believe Green Dot sent emails to customers notifying them of the price increase, consumer complaints suggest their strategy should have been better communicated. One complaint from March 2016 states, “I have been with GREENDOT for over 8 years now! I go to check on my balance on my card and notice that they had been charging me 7.95 a month to my card without any knowledge of anything, not even a letter in the mail to let me know that they will be charging me this now every month, instead of the 3.95 that I had knowledge of knowing when I got the card!”15

Do Not Be Misled -- Green Dot Has Not Attempted to Meaningfully Engage with Harvest in Good Faith

Green Dot’s claims that it has tried to engage with us in good faith are simply false. For ten months, the Board repeatedly dismissed Harvest’s private attempts at constructive engagement. Since the beginning of this contest, the Board first offered to have us participate in a search for additional directors and then made only one settlement offer – to add one of our nominees to the Board where not a single incumbent director responsible for the value-destruction would step down. We have repeatedly stated that the addition of new directors is not appropriate at Green Dot. The Company’s supposed attempt to engage with us is not close to what the shareholders of Green Dot require in order to instill confidence that Green Dot will demonstrably change for the better. It is appalling to us that the Board insists on couching their obstinacy behind repeated references to one deeply inadequate and completely unreasonable offer. Make no mistake – this does not represent a constructive attempt to engage with us.

We Encourage You to Review our Investor Presentation Entitled “The Path Towards Shareholder Value Begins with a New ‘Tone at the Top’”

We filed an extensive Investor Presentation with the SEC on April 27, 2016 laying out in detail our views regarding why leadership change is required at Green Dot, why our slate of nominees is far more qualified than the incumbent nominees to represent your best interests in the boardroom, and why our nominees have a superior path for restoring and enhancing shareholder value. We encourage you to review this presentation, which can be found on our website, www.fixgdot.com.

The powerful facts of our campaign, which unquestionably conclude that Green Dot requires an experienced, transformational, and trustworthy leader have never been clearer. As shareholders we deserve better and Harvest is aware of several proven, world-class executives, who are excited about the opportunity to lead Green Dot and who we believe would create substantial value over the long-term.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR GREEN DOT INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY

As Green Dot’s largest shareholder, our interests are fully aligned with the interests of all Green Dot independent shareholders. We urge you to join us in voting for a new path on May 23, 2016.

Sincerely,

Jeffrey B. Osher

Harvest Small Cap Partners Master, Ltd.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903

____________________

1 Case 2:12-cv-06492, U.S. District Court Central Dist. Of California Los Angeles
2 http://members.calbar.ca.gov/fal/Member/Detail/100816
3 Stocker Resources Inc. v. Assessment Appeals Board of Los Angeles County, case number B098199:
4 https://www.sec.gov/Archives/edgar/data/1162315/000114036115037557/form8k.htm
5 https://www.sec.gov/Archives/edgar/data/1162315/000114036115038077/ex99_1.htm
6 Green Dot Q3’14 Earnings Call (10/30/14)
7 Includes cash and fair value of stock issued.  Includes $43.4 million for Loopt acquisition disclosed in press release on 3/9/12
8 Green Dot Q1’12 Earnings Call (4/26/12)
9 Green Dot 8-K filed 9/18/14
10 Based on $65.2 million of cash and $21.4 million fair value of stock issued
11 CapitalIQ. Peer returns based on equal-weighted average. Green Dot’s original, Company-selected peer group provided in its 2013 and 2014 Proxy Statements consisted of Alliance Data Systems, Capital One Financial, Discover Financial, Euronet Worldwide, Global Cash Access, Global Payments, Heartland Payment Systems, Mastercard, MoneyGram, NetSpend, Total System Services, Visa, Western Union, and Wright Express. The Company’s revised peer group provided in Green Dot’s 2015 Proxy Statement consisted of Blackhawk Network, Cardtronics, Cash America International, Cass Information Systems, Euronet Worldwide, EZCorp, Global Cash Access, Heartland Payment Systems, Jack Henry & Associates, MoneyGram, Regional Management, WEX, and World Acceptance
12 Estimates from FactSet & Bloomberg
13 Based on $87.3 million of TPG revenue for nine months ended 9/30/14 disclosed in 8-K filed 12/12/14 and $70 million of TPG revenue in 2015 disclosed on Q1’15 earnings call (5/7/15)
14 Excludes $7.6 million non-cash benefit from a change in fair value of contingent consideration and $5 million non-cash impairment charge in 2015
15 https://www.consumeraffairs.com/credit_cards/green_dot_prepaid.html?page=2

Item 2: The following materials were posted by Harvest to www.fixgdot.com: